Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts:

D. Ashley Lee	Katie Brazel
Executive Vice President, Chief Financial Officer and	Fleishman Hillard
Chief Operating Officer	Phone: 404-739-0150
Phone: 770-419-3355

CryoLife Reports Profitable Second Quarter

Company posts second quarter net income of $217,000
Company raises full year 2006 revenue guidance to between $80 - $82 million

ATLANTA, GA… (August 3, 2006)… CryoLife, Inc. (NYSE: CRY), a biomaterials and biosurgical device company, announced today that revenues for the second quarter of 2006 increased 21 percent to $20.8 million compared to $17.2 million in the second quarter of 2005. Net income in the second quarter of 2006 was $217,000, or $0.00 per basic and fully diluted common share, compared to a net loss of $14.4 million, or $0.61 per basic and fully diluted common share in the second quarter of 2005.

The second quarter of 2006 included a $403,000 charge related to stock based compensation and an $800,000 gain related to the adjustment of reserves for product liability losses. The second quarter of 2005 included an $11.8 million charge for the settlement of the shareholder class action lawsuit, an $800,000 benefit related to the adjustment of reserves for product liability losses, and a $902,000 charge for the change in the value of the derivative related to the Company’s preferred stock.

Revenues for the first half of 2006 increased 15 percent to $40.2 million compared to $34.9 million in the first half of 2005. The net loss in the first half of 2006 was $1.6 million, or $0.08 per basic and fully diluted common share, compared to a net loss of $15.7 million, or $0.68 per basic and fully diluted common share in the first half of 2005.

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The first half of 2006 included a $647,000 charge related to stock based compensation and a $670,000 gain related to the adjustment of reserves for product liability losses. The first half of 2005 included an $11.8 million charge for the settlement of the shareholder class action lawsuit, a $1.1 million benefit related to the adjustment of reserves for product liability and other legal losses, and a $784,000 charge for the change in the value of the derivative related to the Company’s preferred stock.

Steven G. Anderson, President and CEO of CryoLife, Inc., stated, “We are extremely pleased to have posted a profit during the second quarter. We are well positioned to see continued year-over-year top line growth and sustained profitability in 2007.”

BioGlue revenues were $10.3 million for the second quarter of 2006 compared to $9.6 million in the second quarter of 2005, an increase of 8 percent. U.S. BioGlue revenues were $7.5 million and $7.1 million in the second quarter of 2006 and 2005, respectively. International BioGlue revenues were $2.8 million and $2.5 million in the second quarter of 2006 and 2005, respectively.

BioGlue revenues were $20.1 million for the first half of 2006 compared to $19.4 million in the first half of 2005, an increase of 3 percent. U.S. BioGlue revenues were $14.9 million and $14.8 million in the first half of 2006 and 2005, respectively. International BioGlue revenues were $5.2 million and $4.6 million in the first half of 2006 and 2005, respectively.

Tissue processing revenues in the second quarter of 2006 increased 38 percent to $10.2 million compared to $7.4 million in the second quarter of 2005. Tissue processing revenues in the first half of 2006 increased 31 percent to $19.5 million compared to $14.9 million in the first half of 2005. Tissue processing revenues increased primarily due to an increase in tissue procurement and an improvement in processing yields, which resulted in an increased number of allografts available for distribution.

Total product and tissue processing gross margins were 56 percent in the second quarter of 2006 compared to 53 percent in the second quarter of 2005. Total product and tissue processing gross margins were 56 percent in the first half of 2006 compared to 54 percent in the first half of 2005. Tissue processing gross margins in the second quarter of 2006 were 31 percent compared to 17 percent in the second quarter of 2005. Tissue processing gross margins in the first half of 2006 were 29 percent compared to 20 percent in the first half of 2005. Tissue processing gross margins improved in 2006 compared to 2005, primarily as a result of price increases and improved tissue processing yields.

General, administrative, and marketing expenses in the second quarter of 2006 were $10.2 million compared to $21.6 million in the second quarter of 2005. General, administrative, and marketing expenses in the second quarter of 2006 included a $403,000 charge for stock based compensation and an $800,000 benefit related to the adjustment of reserves for product liability losses. General, administrative, and marketing expenses in the second quarter of 2005 included an $11.8 million charge for the settlement of the shareholder class action lawsuit and an $800,000 benefit related to the adjustment of reserves for product liability losses.

General, administrative, and marketing expenses in the first half of 2006 were $21.6 million compared to $31.6 million in the first half of 2005. General, administrative, and marketing expenses for the first half of 2006 included a $647,000 charge for stock based compensation and a $670,000 gain related to the adjustment of reserves for product liability losses. General, administrative, and marketing for the first half of 2005 included an $11.8 million charge for the settlement of the shareholder class action lawsuit and a $1.1 million benefit related to the adjustment of reserves for product liability and other legal losses.

Research and development expenses were $837,000 and $929,000 in the second quarters of 2006 and 2005, respectively. Research and development expenses were $1.7 million and $1.9 million in the first half of 2006 and 2005, respectively.

As of June 30, 2006, the Company had $8.3 million in cash, cash equivalents, marketable securities (at market), and restricted securities.

2006 Guidance

The Company now expects revenues for the full year of 2006 to increase to between $80.0 and $82.0 million, up from its previous range of revenue guidance of between $76.0 million and $80.0 million. The Company expects BioGlue revenues to be $39.0 to $40.0 million, and tissue processing revenues to be $40.0 to $41.0 million for the full year 2006. Bioprosthetic, cardiovascular and vascular device revenues are expected to be approximately $1.0 million in 2006.

Webcast and Conference Call Information

The Company will hold a teleconference call and live webcast at 11:15 a.m. Eastern Time, August 3, 2006, to discuss second quarter 2006 financial results, followed by a question and answer session hosted by Mr. Anderson.

To listen to the live teleconference please dial 201-689-8349 a few minutes prior to 11:15 a.m. A replay of the teleconference will be available August 3 - 11 and can be accessed by calling (toll free) 877-660-6853 or 201-612-7415. The account number for the replay is 244 and the conference number is 207894.

The live webcast and replay can be accessed by going to the Investor Relations section of the CryoLife web site at www.cryolife.com and selecting the heading Webcasts & Presentations.

About CryoLife, Inc.

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiovascular, vascular, and orthopaedic surgeries throughout the United States and Canada. The Company's BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels and is CE marked in the European Community and approved in Canada for use in soft tissue repair and approved in Australia for use in vascular and pulmonary sealing and repair. The Company also distributes the CryoLife-O'Brien® stentless porcine heart valve and the SG Model 100 vascular graft, which are CE marked for distribution within the European Community.

Statements made in this press release that look forward in time or that express management's beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include those regarding 2007 profitability and 2006 anticipated revenues and continued growth. These future events may not occur as and when expected, if at all, and, together with the Company's business, are subject to various risks and uncertainties. These risks and uncertainties include that the Company's efforts to continue to increase revenue may not be effective, since their effectiveness is subject to such factors as competitive pressures and tissue availability, that the Company's efforts to develop and introduce new products outside the U.S. may be unsuccessful, that the Company's efforts to improve procurement and tissue processing yields may not continue to prove effective, the possibility that the FDA could impose additional restrictions on the Company's operations, require a recall, or prevent the Company from processing and distributing tissues or manufacturing and distributing other products, that products and services under development, including BioDisc, may not be commercially feasible, the Company’s SynerGraft products may not receive FDA approval when anticipated or at all, that the Company may not have sufficient borrowing or other capital availability to fund its business, that pending litigation cannot be settled on terms acceptable to the Company, that the Company may not have sufficient resources to pay punitive damages (which are not covered by insurance) or other liabilities in excess of available insurance, the possibility of decreases in the Company's working capital if cash flow does not improve, that to the extent the Company does not have sufficient resources to pay the claims against it, it may be forced to cease operations or seek protection under applicable bankruptcy laws, changes in laws and regulations applicable to CryoLife, efforts by existing stockholders or others to gain influence or control over CryoLife may divert management’s attention from the Company’s operational recovery or otherwise be detrimental to the interests of the other stockholders, existing or other potential litigation initiated by stockholders or others; possible litigation by CryoLife if stockholders or others make proposals or statements which CryoLife does not believe to be fair or accurate or in the best interests of its other shareholders and other risk factors detailed in CryoLife's Securities and Exchange Commission filings, including CryoLife's Form 10-K filing for the year ended December 31, 2005, its most recent Form 10-Q, and the Company's other SEC filings. The Company does not undertake to update its forward-looking statements.

CRYOLIFE, INC.
Unaudited Financial Highlights
(In thousands, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Revenues:
Products	$10,569	$9,846	$20,621	$19,973
Human tissue preservation services	10,181	7,352	19,520	14,890
Research grants	4	--	62	--
Total revenues	20,754	17,198	40,203	34,863

Costs and expenses:
Products	2,082	2,079	4,005	4,195
Human tissue preservation services	7,034	6,070	13,797	11,969
General, administrative, and marketing	10,245	21,585	21,557	31,641
Research and development	837	929	1,746	1,850
Interest expense	188	88	335	143
Interest income	(103)	(167)	(210)	(242)
Change in valuation of derivative	11	902	67	784
Other expense, net	357	45	344	175
Total costs and expenses	20,651	31,531	41,641	50,515

Earnings (loss) before income taxes	103	(14,333)	(1,438)	(15,652)
Income tax (benefit) expense	(114)	46	125	84
Net Income (loss)	$217	$(14,379)	$(1,563)	$(15,736)

Effect of preferred stock	(244)	(244)	(487)	(290)
Net loss applicable to common shares	$(27)	$(14,623)	$(2,050)	$(16,026)

Loss per common share:
Basic	$0.00	$(0.61)	$(0.08)	$(0.68)
Diluted	$0.00	$(0.61)	$(0.08)	$(0.68)

Weighted average common shares outstanding:
Basic	24,807	23,905	24,783	23,676
Diluted	24,807	23,905	24,783	23,676

Revenues from:
BioGlue	$10,333	$9,552	$20,090	$19,423
Bioprosthetic devices	236	294	531	550
Total products	10,569	9,846	20,621	19,973

Cardiovascular	3,788	3,518	7,361	7,268
Vascular	4,554	2,740	8,598	5,456
Orthopaedic	1,839	1,094	3,561	2,166
Total preservation services	10,181	7,352	19,520	14,890

Other	4	--	62	--
Total revenues	$20,754	$17,198	$40,203	$34,863

Domestic revenues	$17,558	$14,393	$34,200	$29,584
International revenues	3,196	2,805	6,003	5,279
Total revenues	$20,754	$17,198	$40,203	$34,863

CRYOLIFE, INC.
Financial Highlights
(In thousands)

	June 30,	December 31,
	2006	2005
	(Unaudited)
Cash and cash equivalents, marketable securities,	$8,341	$12,159
at market, and restricted securities
Trade receivables, net	11,881	10,153
Other receivables	1,665	1,934
Deferred preservation costs, net	17,383	13,959
Inventories	4,763	4,609
Total assets	77,463	76,809
Shareholders’ equity	49,432	50,621

For additional information about the company, visit CryoLife’s Web site:
http://www.cryolife.com

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